UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 14, 2004

Southern Community Financial Corporation

North Carolina	000-33227	56-2270620
(State of incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)

4605 Country Club Road, Winston-Salem, North Carolina	27104
(Address of principal executive offices)	(Zip Code)

Issuer’s telephone number: (336) 768-8500

This document contains 3 pages, excluding exhibits.

Item 5. Other Events and Regulation FD Disclosure

Southern Community Financial Corporation (Nasdaq: SCMF) announced today that Southern Community Capital Trust I (Nasdaq: SCMFP) (the “Trust”), a subsidiary of Southern Community Financial Corporation, will redeem all of its 7.25% Cumulative Convertible Trust Preferred Securities (the “Convertible Securities”) and its 7.25% Common Securities (the “Trust Common Securities”) at the stated Liquidation Amount ($10.00 per security) on March 12, 2004 (the “Redemption Date”). The record date for the redemption is February 25, 2004. The Wilmington Trust Company of Delaware, property trustee of the Convertible Securities, will notify the holders of the redemption.

Conversion rights for holders of the Convertible Securities will cease at 5:00 p.m. on March 11, 2004. Requests to convert to common stock must be received by The Wilmington Trust Company by 5:00 p.m. on March 11, 2004. Any Convertible Securities submitted for conversion prior to that time will be entitled to receive shares of common stock of Southern Community Financial Corporation at a rate of 1.2107 shares of common stock for each Convertible Security. Conversion rights are facilitated through The Depository Trust Company’s conversion program. The conversion rate equates to a conversion price of $8.2597 per share. Shares of Southern Community Financial Corporation closed at $11.41 on January 9, 2004.

The Trust is taking such action in connection with the concurrent redemption by Southern Community Financial Corporation of all of its 7.25% debentures due March 31, 2032 (the “Debentures”) that are held exclusively by the Trust. The Debentures are to be redeemed on the Redemption Date. The redemption price shall equal the principal amount of the Debentures on the Redemption Date plus any accrued and unpaid interest thereon to the Redemption Date.

Southern Community Financial Corporation announced today an annual cash dividend of $0.11 per share of its common stock. The cash dividend will be paid on March 15, 2004 to all common stock shareholders of record on February 20, 2004. Holders of the Convertible Securities must convert by the February 20, 2004 cash dividend record date to be eligible for the cash dividend on the common stock.

F. Scott Bauer, Chairman and CEO, said, “The conversion of these convertible securities will be positive in terms of equity and earnings. It also expands our base of common shareholders. We are also very excited to announce our first ever cash dividend on our common stock. This rewards our shareholders who have supported our growth.”

Item 7(c): Exhibits

Exhibit 99: Press Release

Southern Community Financial Corporation is the holding company of Southern Community Bank and Trust, a community bank with eight offices in Winston-Salem, Clemmons, High Point, Kernersville and Yadkinville, North Carolina. Services are also provided through “Southern eCom” internet banking and 24-hour phone banking. Southern Community is headquartered in Winston-Salem, North Carolina.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, Southern Community Financial Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Southern Community Financial Corporation

By:	/s/ Richard M. Cobb

Richard M. Cobb
Executive Vice President, Chief Operating Officer and
Chief Financial Officer

Date:	January 14, 2004